                                                                      EXHIBIT 11

                         NOVAMETRIX MEDICAL SYSTEMS INC.

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                     YEAR ENDED
                                       ---------------------------------------
                                        April 30,       May 1,     May 2, 1993
                                          1995          1994
                                       ---------------------------------------
Primary Earnings Per Share:

Weighted average number of shares
     of Common stock outstanding       5,591,536      4,504,865      4,184,671

Net effect of dilutive common
     stock equivalents (1):

     Preferred Stock                   1,111,110      1,111,110      1,330,280

     All other                           947,300        980,136        725,073
                                      ----------     ----------     ----------
                                       2,058,410      2,091,246      2,055,353

Total weighted average number of
     shares of Common Stock and
     dilutive common stock
     equivalents outstanding
                                      ----------     ----------     ----------
                                       7,649,946      6,596,111      6,240,024
                                      ==========     ==========     ==========
Fully Diluted Earnings Per Share:

Weighted average number of shares
     of Common stock outstanding       5,591,536      4,504,865      4,184,671

Net effect of dilutive common
     stock equivalents (1):

     Preferred Stock                   1,111,110      1,111,110      1,330,280

     All other                         1,066,197      1,013,455        733,913
                                      ----------     ----------     ----------
                                       2,177,307      2,124,565      2,064,193

Total weighted average number of
     shares of Common Stock and
     dilutive common stock
     equivalents outstanding
                                      ----------     ----------     ----------
                                       7,768,843      6,629,430      6,248,864
                                      ==========     ==========     ==========
NET INCOME                            $1,604,367     $  754,720     $  264,917

Per common share amounts:

     Primary                          $      .21     $      .11     $      .04
                                      ==========     ==========     ==========
     Fully Diluted                    $      .21     $      .11     $      .04
                                      ==========     ==========     ==========

(1) Earnings per common share amounts were computed by dividing net income by the weighted average number of shares of Common Stock and dilutive common stock equivalents outstanding during the year. Common stock equivalents consist of the Company's Preferred Stock, stock options, warrants and shares subscribed under the Company's employee stock purchase plan. The computations of dilutive common stock equivalents are based on the if-converted method for the Preferred Stock and on the treasury stock method for the other common stock equivalents using the average market price for the primary earnings per share computations and the higher of average or year-end market price for the fully diluted earnings per share computations.

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